EXHIBIT 99.1

Capitol Bancorp Center 200 Washington Square North Lansing, MI 48933 2777 East Camelback Road, Suite 375 Phoenix, AZ 85016
Contact:	Joal Redmond Corporate Communications 602-977-3797

For Immediate Release

Capitol Bancorp Announces Two Executive Appointments

Cristin Reid English Appointed Chief Operating Officer
Bruce Thomas Appointed President/Eastern Regions

LANSING, Mich. and PHOENIX, Ariz.: March 14, 2005: Capitol Bancorp Limited (NYSE:CBC) has appointed Cristin Reid English its chief operating officer (COO) and Bruce A. Thomas has been appointed president of the Corporation’s Eastern Regions.

Commenting on the appointments, Capitol’s Chairman and CEO, Joseph D. Reid, said both individuals have strong track records of success and their insight and guidance will be well utilized as Capitol accelerates its development activities. “We’ve been laying the groundwork to capitalize on growth opportunities and a component of that preparation is having the human resources in place to respond to those opportunities and to keep current operations running efficiently and profitably,” said Reid. “Both of these individuals have an in-depth understanding of the Corporation and are an integral part of our past successes as well as our future growth plans.”

As COO, Reid English has direct management responsibilities for Human Resources Services, Corporate Communications/Relations, Accounting, Corporate Governance and Regulatory Compliance, Credit Administration and Capitol University (CBC’s internal training program). She also is responsible for SEC compliance. Reid English has been with Capitol for eight years and has been a member of its board of directors since 2001. She most recently served as chief administrative officer, with prior responsibilities including serving as General Counsel and bank development oversight.

Prior to joining Capitol, Reid English was vice president of Access BIDCO, a venture capital company, where she focused on business and regulatory work. She holds a master’s degree in business administration from the University of Michigan. She earned her Juris Doctorate from the University of Toledo College of Law and holds a bachelor’s degree in biology from Kalamazoo College.

Thomas’ new responsibilities include oversight of all operational and performance-related activities for Capitol’s affiliate banks in the Great Lakes, Midwest, Southeast and Northeast regions. Capitol currently has 15 banks located in Michigan, Indiana and North Carolina.

Thomas joined Capitol in 1998 to develop and implement Capitol’s risk management program. Prior to joining Capitol he was with the Office of the Comptroller of the Currency for 19 years where he served in positions of increasing responsibility including as field office director for the northeast district. He also implemented the OCC’s Supervision by Risk program.

Thomas earned a Bachelor of Science degree in finance from Southern Illinois University. He attended the Stonier Graduate School of Banking and is a graduate of the OCC’s Managerial Career Development program.

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Capitol Bancorp Limited is a $3.1 billion community bank development company, with 33 individually chartered banks and bank operations in nine states. Capitol Bancorp identifies opportunities for the development of new community banks, raises capital for investment in banks, mentors its community banks through their formative stages and manages its investments in those community banks. Each community bank has full local decision-making authority and is managed by an on-site president under the direction of a local board of directors composed of business leaders from the bank’s community. Founded in 1988, Capitol Bancorp has headquarters in Lansing, Mich., and Phoenix, Ariz.